Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-1 No. 333-295580) of Guardian Metal Resources PLC (the “Registration Statement”) and in the related Prospectus of our report dated September 15, 2026, with respect to the consolidated financial statements of Guardian Metal Resources PLC as of and for the years ended June 30, 2026, 2025 and 2024, included in this Annual Report (Form 20-F) for the year ended June 30, 2026. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP
London, United Kingdom
September 17, 2026